Exhibit 99.1

For Immediate Release

UNILENS VISION INC. ANNOUNCES AMENDMENT TO TERM LOAN

FACILITY, CAPITAL EQUIPMENT FINANCING AND REDUCTION IN

QUARTERLY CASH DIVIDEND

LARGO, Florida (April 4, 2011) – Unilens Vision Inc. (OTCBB: UVIC) (OTCQB: UVIC) TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today announced an amendment to its term loan facility with Regions Bank and a reduction to its quarterly cash dividend.

The amendment to the term loan facility reduces the Company’s minimum monthly principal repayment from $100,000 to $54,762, retaining the January 2015 expiration date, at which time a final balloon payment will be due, although additional quarterly principal payments (not to exceed the original amortization in the aggregate) will be payable to the extent the Company generates cash flow in excess of certain specified amounts. In addition, Regions Bank is providing the Company with a new seven-year credit facility of up to $500,000 for capital equipment financing.

In conjunction with the amendment to the term loan facility, the Company’s Board of Directors has voted to reduce the quarterly cash dividend payable to common shareholders to $0.045 per share from the previous quarterly cash dividend rate of $0.09 per share.

“We are very pleased to announce the amendment to our term loan facility with Regions Bank and the bank’s agreement to extend the Company up to $500,000 in credit for capital equipment financing,” stated Michael Pecora, Chief Executive Officer of Unilens Vision Inc. “When combined with the reduction in our quarterly cash dividend, our monthly cash flows from operations will improve significantly, thereby allowing us to expand our manufacturing capabilities and further develop our sales and marketing initiatives in support of the growth that we anticipate from our Custom lens category sales in coming years. As the 40 and over presbyopic population continues to grow faster than the population as a whole, we believe the ability to satisfy the increasing demand for existing and future toric multifocal and multifocal contact lens product offerings will create substantial value for our shareholders. Although we considered it necessary to reduce the cash dividend in order to achieve these strategic objectives, the new quarterly cash dividend rate still provides a healthy annualized yield of 3.9%, based upon the most recent closing stock price of $4.60 per share.”

About Unilens Vision Inc. – “The Eye Care Professionals Specialty Contact Lens Company”

Established in 1989, Unilens Vision Inc., a Delaware corporation, through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida, and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets

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contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals. Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on OTC Bulletin Board and OTCQB exchanges under the symbol “UVIC” as well as the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531or via email at len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

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